UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 19, 2011 (August 5, 2011)

NET SAVINGS LINK, INC.
formerly, Calibert Explorations, Ltd.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53346
(Commission File No.)

101 North Garden Avenue, Suite 240
Clearwater, FL   33755
(Address of principal executive offices and Zip Code)

(727) 442-2600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIALLY DEFINITIVE AGREEMENT.

On June 10, 2011 as previously reported on our Form 8-K filed with the SEC on June 10, 2011, that we finalized the loan of $849,931.76 with Cen-One Global Partners, a Hong Kong based company evidenced by three promissory notes.   The notes had a maturity date in two years and were convertible at the election of the holder into restricted shares of common stock.  The conversion price per share was 50% of the market price of our common stock on the date of conversion.  For example, if the market price of the common stock was $1.00, for each $0.50 of debt converted, the holder would receive one restricted share of common stock.

On August 5, 2011, we issued a promissory note to Cen-One Global Partners, a Hong Kong company wherein we borrowed the sum of $100,000.  The note had a maturity date of two years from August 5, 2011.   The note was convertible into shares of common stock based upon the market price of our common stock.  The formula was one share of common stock to be issued for each 50% of the market price of the common stock.  For example, if the market price of the common stock is $1.00, for each $0.50 of debt converted, the holder will receive one restricted share of common stock.

ITEM 2.01      TERMINATION OF A MATERILLY DEFINITIVE AGREEMENT.

On or about August 15, 2011 the holders of the notes described above converted their promissory notes into 13,079,513 restricted shares of common stock thereby extinguishing the foregoing debts evidenced by the promissory notes relating thereto.  As a result, we have issued the 13,079,513 restricted shares of common stock for the four promissory notes which have subsequently been cancelled.

ITEM 3.02      UNREGISTERED SALE OF EQUITY SECURITIES.

On or about August 15, 2011 the holders of the notes described in Item 1.01 above converted their promissory notes into 13,079,513 restricted shares of common stock thereby extinguishing the foregoing debt relating to the notes.  We have issued the 13,079,513 shares of common stock and the promissory notes have been cancelled.  The shares of common stock were issued pursuant to Regulation S of the Securities Act of 1933 in that the transaction took place outside the United States of America with a non-US person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 19th day of August, 2011.

NET SAVINGS LINK, INC.

BY:	DAVID SALTRELLI
David Saltrelli, President
President, Principal Executive Officer, Principal Accounting Officer and a member of the Board of Directors